CONTACT: Sarah Hofstetter Net2Phone Corporate Communications 973-438-3838/ sarah@net2phone.com

NET2PHONE TO REVIEW IDT PROPOSAL

NEWARK, NJ –June 29, 2005– Net2Phone, Inc. (NASDAQ:NTOP), a leading Voice over IP (VoIP) enabler for service providers, announced today that it has received a letter from IDT Corporation notifying the Net2Phone Board of Directors that IDT intends to make an offer to purchase all outstanding shares of common stock of Net2Phone not owned by IDT or its affiliates, at a price of $1.70 per share, net to the sellers in cash, without interest. IDT states that it currently, directly and indirectly, owns securities representing approximately 41% of Net2Phone's outstanding equity securities and approximately 57% of the total voting power of Net2Phone's outstanding equity securities.

In light of the relationship between Net2Phone and IDT, the Board of Directors of Net2Phone formed a committee of independent directors in 2004 to review, evaluate and approve or disapprove of agreements and other material issues arising from time to time between IDT and Net2Phone. The Independent Committee has retained The Blackstone Group as its financial advisor and Kirkland & Ellis LLP as its legal counsel. The Independent Committee intends to carefully review the IDT proposal and potential alternatives and will respond to the proposal upon completion of its review. However, there can be no assurance as to the timeframe for the Independent Committee process nor whether any transaction will result.

About Net2Phone

Net2Phone provides VoIP PacketCable, SIP and wireless solutions around the world. As a leader in turn-key hosted VoIP telephony services, Net2Phone has routed billions of VoIP minutes globally, servicing more than 100,000 users in the US as well as hundreds of thousands of more overseas. Net2Phone provides partners with a SIP-based broadband telephony solution, calling cards, prefix dialing and enterprise services in over 100 countries. Net2Phone's PacketCable platform provides cable operators with the ability to deliver a high quality primary line-type service with features such as emergency calling. For more information about Net2Phone's products and services, please visit www.net2phone.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward- looking statements involve risks and uncertainties and actual results could differ materially from those discussed in the forward-looking statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Certain factors may affect the Company's results, including those discussed in this Press Release and in the Company's filings with the Securities and Exchange Commission. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to the Company as of the date thereof, and the Company assumes no obligation to update any forward-looking statement or risk factors.